Calculation of Filing Fee Tables

Form S-8
(Form Type)

WORKIVA INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, $0.001 par value per share	Rules 457 (c) and 457 (h)	3,000,000	$71.38	$214,140,000	0.0000927	$19,850.78
Total Offering Amounts					$214,140,000		$19,850.78
Total Fee Offsets							$—
Net Fee Due							$19,850.78

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock of Workiva Inc. (the “Registrant” or the “Company”) that become issuable under the Registrant’s 2014 Equity Incentive Plan (the “2014 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the outstanding shares of the Registrant’s Class A common stock.

(2) Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $71.38 per share, the average of the high and low prices of the Registrant’s Class A common stock as reported on the New York Stock Exchange on August 4, 2022.